Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 9, 2026, with respect to the consolidated financial statements of T3 Defense Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

June 4, 2026